@font-face { font-family: MS Mincho; } @font-face { font-family: @MS Mincho; } @page Section1 {size: 8.5in 11.0in; margin: 1.0in 1.25in 1.0in 1.25in; } P.MsoNormal { FONT-SIZE: 12pt; MARGIN: 0in 0in 0pt; FONT-FAMILY: "Times New Roman" } LI.MsoNormal { FONT-SIZE: 12pt; MARGIN: 0in 0in 0pt; FONT-FAMILY: "Times New Roman" } DIV.MsoNormal { FONT-SIZE: 12pt; MARGIN: 0in 0in 0pt; FONT-FAMILY: "Times New Roman" } DIV.Section1 { page: Section1 }

Exhibit

Pursuant to a Board approved vote on March 15, 2007, Fidelity New Jersey AMT Tax-Free Money Market Fund commenced two new classes of shares, Institutional Class and Service Class, on April 18, 2007.